Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports First Quarter 2010 Financial Results

●	Revenues Increased by 20.9 Percent Compared to the First Quarter of 2009
●	Net Income Increased by 200.0 Percent Compared to the First Quarter of 2009

ATLANTA, April 28, 2010 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2010.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2010, revenues increased 20.9 percent to $213,144,000 compared to $176,271,000 in the first quarter last year.  Revenues increased compared to the prior year due to higher activity levels, the expansion of customer relationships, and improved pricing within our technical services segment.  Operating profit for the quarter was $22,568,000 compared to operating profit of $8,397,000 in the prior year.  Net income was $13,400,000 or $0.14 diluted earnings per share, compared to net income of $4,466,000 or $0.05 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 36.2 percent to $55,232,000 compared to $40,560,000 in the prior year. 1

Cost of revenues was $129,614,000, or 60.8 percent of revenues, during the first quarter of 2010, compared to $109,970,000, or 62.4 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of most of these expenses.  Cost of revenues as a percentage of revenues decreased due to improved pricing for our services, lower direct headcount as compared to the prior year and leverage of direct costs over higher revenues.  These improvements were partially offset by higher materials and supplies costs as a percentage of revenues due to changes in job mix.

Selling, general and administrative expenses were $27,837,000 in the first quarter of 2010, approximately the same as in the prior year.  As a percentage of revenues, however, these costs decreased to 13.1 percent in 2010 compared to 15.7 percent last year due to the fixed nature of many of these expenses.  Depreciation and amortization were $32,261,000 during the quarter, approximately the same as last year.

Interest expense decreased from $594,000 last year to $541,000 in 2010 due to a lower average balance on RPC’s revolving credit facility, partially offset by higher average interest rates.  Net income and diluted earnings per share increased due to higher income before income taxes and a lower effective tax rate in the first quarter of 2010 compared to the first quarter of last year.

 “During the first quarter of 2010 activity levels increased in all of our service lines as the overall oil and gas services industry improved,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average domestic rig count during the first quarter was 1,333, a 0.8 percent decrease compared to the same period in 2009, but a 20.3 percent increase compared to the fourth quarter of 2009.  The average price of natural gas was $5.15 per Mcf, a 13.8 percent increase compared to the prior year, while the average price of oil was $78.13 per barrel, a 79.0 percent increase compared to the prior year.  Profitability improved due to higher revenues, cost leverage, and lower headcount as a result of cost control measures implemented in 2009.  These improvements were partially offset by increased materials and supplies requirements resulting from a change in our job mix.”

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

1st Quarter 2010 Press Release

“In particular, we benefited from an increase in customer activity in the unconventional basins in which we have a growing presence.  The U.S. domestic rig count engaged in unconventional drilling increased 16.6 percent compared to the first quarter of 2009 and 25.5 percent compared to the fourth quarter of 2009.  Completion activities in these unconventional basins have absorbed a great deal of industry capacity.  During the quarter, we succeeded in converting several customer opportunities into significantly higher utilization for our pressure pumping equipment.”

“We remain focused on maintaining a prudent capital structure.  At the end of the first quarter, the balance on our credit facility was $114.3 million, an increase of $24.0 million from the end of 2009.  The increase in the balance on our credit facility was due to working capital requirements as a result of increased activity during the quarter.  Our capital expenditures during the quarter were only $10.4 million; however, in connection with additional growth opportunities we are increasing our 2010 capital expenditure budget.”

“We are pleased with our accomplishments this quarter and the improved business environment, although we are concerned along with others in our industry about the low price of natural gas and its impact on future drilling activity,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 26.7 percent for the quarter compared to the prior year due to higher activity levels from customer commitments and improved pricing. Support Services revenues decreased by 13.7 percent during the quarter compared to the prior year because of lower pricing in the rental tool service line, which is the largest service line within this segment. Operating profit in Technical Services improved due to higher revenues, improved pricing, and cost leverage. Operating profit in Support Services declined due to lower pricing for our services in this segment.

	Three Months Ended March 31
	2010	2009
	(in thousands)
Revenues:
Technical services	$191,403	$151,079
Support services	21,741	25,192
Total revenues	$213,144	$176,271
Operating Profit:
Technical services	$24,958	$6,149
Support services	1,910	3,706
Corporate expenses	(3,436)	(3,180)
(Loss) gain on disposition of assets, net	(864)	1,722
Total operating profit	$22,568	$8,397
Other Income/(Expense), net	403	143
Interest Expense	(541)	(594)
Interest Income	23	33

Income before income taxes	$22,453	$7,979

1st Quarter 2010 Press Release

RPC, Inc. will hold a conference call today, April 28, 2010 at 9:00 a.m. ET to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 481-2848 or (719) 457-1510 and using the access code #2834797.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements regarding our belief that we will maintain a prudent capital structure; our concern about the price of natural gas; and the potential impact of near-term industry conditions on growth opportunities.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; unanticipated demands on our liquidity or difficulties in collecting trade accounts receivable; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the near-term possibility of a decline in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

1st Quarter 2010 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2010	2009	% BETTER (WORSE)
REVENUES	$213,144	$176,271	20.9%
COSTS AND EXPENSES:
Cost of revenues	129,614	109,970	(17.9)
Selling, general and administrative expenses	27,837	27,606	(0.8)
Depreciation and amortization	32,261	32,020	(0.8)
Loss (gain) on disposition of assets, net	864	(1,722)	N/M
Operating profit	22,568	8,397	168.8
Interest expense	(541)	(594)	8.9
Interest income	23	33	(30.3)
Other income, net	403	143	181.8
Income before income taxes	22,453	7,979	181.4
Income tax provision	9,053	3,513	(157.7)
NET INCOME	$13,400	$4,466	200.0%

EARNINGS PER SHARE
Basic	$0.14	$0.05	180.0%
Diluted	$0.14	$0.05	180.0%

AVERAGE SHARES OUTSTANDING
Basic	96,531	96,178
Diluted	97,449	96,729

1st Quarter 2010 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2010	2009
ASSETS
Cash and cash equivalents	$3,821	$2,312
Accounts receivable, net	199,604	153,307
Inventories	58,146	56,611
Deferred income taxes	5,221	6,004
Income taxes receivable	7,556	12,279
Prepaid expenses and other current assets	4,644	4,294
Total current assets	278,992	234,807
Property, plant and equipment, net	373,163	461,480
Goodwill	24,093	24,093
Other assets	9,613	7,217
Total assets	$685,861	$727,597

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$50,353	$50,633
Accrued payroll and related expenses	14,254	12,888
Accrued insurance expenses	4,686	4,764
Accrued state, local and other taxes	2,922	3,196
Income taxes payable	1,564	1,007
Other accrued expenses	367	315
Total current liabilities	74,146	72,803
Long-term accrued insurance expenses	8,249	8,377
Notes payable to banks	114,300	132,500
Long-term pension liabilities	15,468	12,034
Other long-term liabilities	1,287	2,065
Deferred income taxes	53,245	53,706
Total liabilities	266,695	281,485
Common stock	9,883	9,843
Capital in excess of par value	7,479	3,322
Retained earnings	410,519	443,018
Accumulated other comprehensive loss	(8,715)	(10,071)
Total stockholders' equity	419,166	446,112
Total liabilities and stockholders' equity	$685,861	$727,597

1st Quarter 2010 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended March 31, (Unaudited)	First Quarter		%
	2010	2009	BETTER
			(WORSE)
Reconciliation of Net Income to EBITDA
Net Income	$13,400	$4,466	200.0%
Add:
Income tax provision	9,053	3,513	(157.7)
Interest expense	541	594	8.9
Depreciation and amortization	32,261	32,020	(0.8)
Less:
Interest income	23	33	(30.3)
EBITDA	$55,232	$40,560	36.2%

EBITDA PER SHARE
Basic	$0.57	$0.42	35.7%
Diluted	$0.57	$0.42	35.7%